EXHIBIT 3.1

FIRST AMENDMENT TO
THE SEVENTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
STEEL PARTNERS HOLDINGS L.P.
This First Amendment to the Seventh Amended and Restated Agreement of Limited Partnership (this “First Amendment”) of Steel Partners Holdings L.P. (the “Partnership”) is entered into as of January 15, 2020, by Steel Partners Holdings GP Inc., a Delaware corporation, as the General Partner.
RECITALS
WHEREAS, the General Partner and the other parties thereto entered into that certain Agreement of Limited Partnership of the Partnership dated as of December 31, 2008 and subsequently entered into that certain Amended and Restated Agreement of Limited Partnership of the Partnership, Second Amended and Restated Agreement of Limited Partnership, Third Amended and Restated Agreement of Limited Partnership, Fourth Amended and Restated Agreement of Limited Partnership and Fifth Amended and Restated Agreement of Limited Partnership, each dated as of July 14, 2009, Sixth Amended and Restated Agreement of Limited Partnership dated as of February 7, 2017 and Seventh Amended and Restated Agreement of Limited Partnership dated as of October 12, 2017 (collectively, the “Original Agreement);
WHEREAS, the General Partner desires to amend the Original Agreement on the terms and conditions contained herein; and
WHEREAS, Section 13.1(e) of the Original Agreement permits the General Partner, without the approval of any Partner, any Unitholder or any other Person, to amend the Original Agreement subject to certain conditions.
NOW THEREFORE, the General Partner, pursuant to its authority under Section 13.1(e) and the exercise of its discretion, does hereby amend the Original Agreement as follows:

1.	Defined Terms. All terms not defined herein shall have meanings set forth in the Original Agreement.

2.	Protection of Tax Benefits.

(a)	Section 4.9(a)(ii) of the Original Agreement is deleted in its entirety and replaced with the following:

“Effective Date” means February 7, 2017.

(b)	Section 4.9(a)(iv) of the Original Agreement is deleted in its entirety and replaced with the following:

“Expiration Date” means the earliest of (A) the close of business on the date that a meeting of Limited Partners is held, where an extension of the original expiration date of this Section 4.9 as contained in this Agreement prior to the First Amendment (which original expiration date, for the avoidance of doubt, is February 7, 2020) is submitted to a vote of the Limited Partners, (B) June 17, 2020, (C) the repeal of Section 382 of the Code or any successor statute if the Board of Directors determines that this Section 4.9 is no longer necessary or desirable for the preservation of any Tax Benefits, (D) the close of business on the first day of a taxable year of the Partnership as to which the Board of Directors determines that no Tax Benefits may be carried forward or (E) such date as the Board of Directors shall fix in accordance with Section 4.9(m).

3.
Further Actions. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this First Amendment.

4.	Applicable Law. This First Amendment shall be governed by, and construed in accordance with the laws of the State of Delaware.

5.
Invalidity of Provisions. If any provision of this First Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

6.
Counterparts. This First Amendment may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this First Amendment immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest pursuant to Section 10.2(a) of the Original Agreement, without execution hereof.

7.	No Other Modification. Except as specifically set forth herein, the Original Agreement is unmodified and is hereby ratified and remains in full force and effect.

IN WITNESS WHEREOF, the undersigned has executed this First Amendment as of the date first written above.

GENERAL PARTNER: STEEL PARTNERS HOLDINGS GP INC.

By:	/s/ Douglas B. Woodworth
Douglas B. Woodworth
Chief Financial Officer